EXHIBIT 16.1

November 28, 2022

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Dear Commissioners:

We have read Form 6-K dated November 28, 2022 of Infobird Co., Ltd (“Registrant”) and are in agreement with the statements contained therein as it pertains to our firm; we are not in a position to agree or disagree with other statements of Registrant contained therein.

Very truly yours,

/s/ Friedman LLP

New York, New York